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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                            OMB APPROVAL
                                                       OMB Number 3235-0167
                                                       Expires: October 31, 2001

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number: 1-09706


                          Sensory Science Corporation
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             (Exact name of registrant as specified in its charter)


      2481 Mission College Boulevard, Santa Clara, CA 95054 (408) 588-8000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $0.001 par value
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(i)   [X]
      Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]             Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]

          Approximate number of holders of record as of the certification or notice date: One



          Pursuant to the requirements of the Securities Exchange Act of 1934, Sensory Science Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: June 29, 2001                  By: /s/ Kenneth F. Potashner
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                                     Kenneth F. Potashner
                                     Chairman of the Board, President
                                     and Chief Executive Officer
                                     SONICblue Incorporated
                                     Successor in Interest to
                                     Sensory Science Corporation